Exhibit 2

EXTRAORDINARY SHAREHOLDERS' GENERAL MEETING:

CAPITAL STOCK INCREASE:-

BOARD OF DIRECTORS' PROPOSAL: DEAR SHAREHOLDERS - As there exist capitalizable reserves based on the Balance Sheet ended on 12.31.2002, the Board, in compliance with the provisions under letter "b" of subparagraph VIII of Article 17 of the Bylaws, proposes a Capital increase, rising from the current amount of R$ 700,000,000.00 (seven hundred million reais) to R$ 1,000.000,000.00 (one billion reais), the increase being in the amount of R$ 300,000,000.00 (three hundred million reais), deriving from the utilization of the following reserves: part, in the amount of R$ 21,085,588.42 (twenty-one million, eight-five thousand, five hundred eighty-eight reais and forty-two cents), from the balance of the Legal Reserve account; part, in the amount of R$ 37,305,844.41 (thirty-seven million, three hundred and five thousand, eight hundred forty-four reais and forty-one cents), from the balance of the Reserve account for Research and Development, and part, in the amount of R$ 241,608,567.17 (two hundred and forty-one million, six hundred and eight thousand, five hundred sixty-seven reais and seventeen cents), from the balance of the Reserve account for Expansion, being the remainder of each one of these accounts kept under the respective title for future use. In addition, the Board also proposes that such an increase be effected without new stock issue, as provided for in the provisions under paragraph 1 of Article 169 of Law 6404/76, thus the number of stocks comprising the capital remains unchanged. Provided that this proposal is approved, the Article 5 of the Bylaws shall be changed, taking effect with the following new wording: ARTICLE 5 - THE CAPITAL STOCK IS R$ 1,000,000,000.00 (ONE BILLION REAIS), FULLY PAID-IN, DIVIDED INTO 683,000,000 (SIX HUNDRED EIGHTY-THREE MILLION) STOCKS WITHOUT FACE VALUE, BEING 257,000,000 (TWO HUNDRED FIFTY-SEVEN MILLION) COMMON SHARES AND 426,000,000 (FOUR HUNDRED TWENTY-SIX MILLION) PREFERRED SHARES, THESE ARE NONVOTING ONES. This is what the Board had to propose and hopes such is approved by the shareholders.